Exhibit 99.1

IPASS REPORTS SECOND QUARTER 2010 RESULTS

REDWOOD SHORES, Calif. — August 5, 2010 — iPass Inc. (NASDAQ: IPAS), a leading provider of enterprise mobility services, today announced financial results for its second quarter ended June 30, 2010.

On a GAAP basis, iPass reported revenues of $39.1 million for the second quarter of 2010 and a $1.2 million net loss or ($0.02) per share. This compared to revenues of $40.4 million and a $0.7 million net loss or ($0.01) per share in the first quarter of 2010 and to revenues of $43.7 million and $1.0 million of net income or $0.02 per share for the second quarter of 2009.

On a non-GAAP basis (which excludes amortization of stock compensation expenses, restructuring charges, amortization of intangible assets and certain sales tax and other tax charges), non-GAAP net loss for the second quarter of 2010 was $0.6 million or ($0.01) per diluted share.  This compared to non-GAAP net income of $0.2 million or $0.00 per diluted share in the first quarter of 2010 and to non-GAAP net income of $1.8 million or $0.03 per diluted share for the second quarter of 2009.

During the second quarter, iPass continued deployment of its Open Mobile Platform, which was launched during the first quarter. The company believes that this new platform allows it to provide a compelling and value-focused set of integrated mobility offerings to both the enterprise and channel and carrier partners. iPass believes that this new platform and functionality are central to evolving its business model from a network service-centric model to a value-added platform business that sells enterprise mobility services via a cloud-based infrastructure.  During the second quarter, the company announced a broad set of enhancements to its iPass Open Mobile Platform to help enterprises re-engineer their mobility costs with instant access to free Wi-Fi and real-time 3G control for least-cost connection management.  The new platform functionality gives enterprise customers more flexibility to define and tailor their own mobility services with a fully-customizable master connection manager to fit the needs of their global mobile workforce.

The new Open Mobile Platform entered an important phase in the second quarter with the first Open Mobile contracts getting signed with customers in Q2. And, as of June 30, 2010, the company had more than 160 global enterprise customers involved in Open Mobile trial programs that involved more than 3,200 users.

“I’m very pleased with the initial responses we’re getting from customers about our Open Mobile platform,” said Evan Kaplan, President and CEO of iPass. “Our early success is encouraging and we nonetheless continue to focus on more customer wins and greater platform usage.”

iPass also continued to innovate on the Network side of the business, offering two new services in the second quarter.  The company announced its free Wi-Fi service, called OpenAccess, which gives mobile employees instant access to thousands of validated free Wi-Fi hotspots.  During the quarter the company also added 1,600 incremental unique venues and launched its Inflight Internet offering as part of new premium Wi-Fi service for mobile employees.

Other notable operating highlights during the second quarter included the following:

•
iPass long-time customer and the world’s leading mobile phone supplier, Nokia, contracted to migrate to iPass’ Open Mobile Platform, making the iPass Open Mobile client the company-wide connection manager of choice for all of Nokia's employees worldwide, whether working remotely or via on-campus Wi-Fi in the workplace.

•
iPass further expanded its European Wi-Fi footprint through partnership with Magyar Telekom, Hungary’s biggest telecom services provider, and with Telenor Norway to add an additional 200 hotspots in Norway. With all the expansion, iPass now covers more than 145,000 venues globally.

Financial Highlights

iPass’ business consists of Enterprise Mobility Services (“EMS”) and Managed Network Services (“MNS”).  As the company continues to evolve its business model, the company believes it is more informative, and provides clarity and visibility into the drivers of growth and profitability, to look at Enterprise Mobility Services revenue in terms of the primary drivers of the business: (i) Network Revenue, (ii) Platform Revenue, and (iii) Other EMS Fees and Revenue. Beginning with the first quarter of 2010, iPass began reporting its revenue results along these lines.

EMS Network Revenue is comprised of dial-up, Wi-Fi and hotel Ethernet, 3G and minimum commitment revenues; EMS Platform Revenue consists of client and other platform-oriented fees and revenues; and Other EMS Fees and Revenue consists of various mobility services, professional services and other mobility-related fees and revenue.

“While near-term results continue to be challenged by legacy pressures in our network services business, we are encouraged by our platform revenues and the early signs of traction with Open Mobile,” said Steven Gatoff, Senior Vice President and Chief Financial Officer of iPass.  “We continue to focus on creating long-term stockholder value and believe some near-term victories suggest we’re making good progress.”

Following are selected key financial highlights for the second quarter of 2010:

(unaudited; in millions, except per share amounts)	Q2’10	Q1’10		Q2’09
Revenues
Enterprise Mobility Services:	$32.5	$33.5		$36.5
Network Revenue	27.4	28.1		31.1
Platform Revenue	3.8	3.7		3.7
Other EMS Fees and Revenues	1.3	1.7		1.7
Managed Network Services	6.6	6.9		7.2
Total Revenue	$39.1	$40.4		$43.7

Adjusted EBITDA(2)	$0.2	$0.9		$2.8

Net Income (Loss) Per Diluted Share (GAAP)	$(0.02)	$(0.01)		$0.02

Net Income (Loss) Per Diluted Share (Non-GAAP)(1)	$(0.01)	$0.00		$0.03

Cash and Short-Term Investments	$32.9 (3)	$36.8	(4)	$70.1
______________
(1)	The reconciliation of GAAP to Non-GAAP financial measures is discussed below.
(2)	Please see definition of Adjusted EBITDA below.
(3)	In the second quarter of 2010, the company repurchased approximately $2.5 million of iPass common stock and paid approximately $0.5 million in costs associated with its 2009 restructuring activities.
(4)
In the first quarter of 2010, the company repurchased approximately $1.6 million of iPass common stock and paid approximately $2.5 million in costs associated with its 2009 restructuring activities. In the second half of 2009, the company paid approximately $30.0 million in cash dividends to stockholders.

Q2 2010 Revenue Presented Under Legacy Reporting Format

For comparative and transition purposes, the company believes it would be helpful to provide its Q2 2010 revenue information based on the legacy format of reporting, as follows:

(unaudited; in millions)	Q2’10	Q1’10	Q2’09
Broadband:	$27.3	$27.2	$27.5
Wi-Fi and Hotel Ethernet	15.6	15.4	15.9
Managed Network Services	6.6	6.9	7.2
3G Mobile Broadband	5.1	4.9	4.4
Services and Software	9.7	10.7	11.6
Dial-up	2.1	2.5	4.6
Total Revenue	$39.1	$40.4	$43.7

Operating Metrics

Monetized User Metric
The company believes it is helpful and provides better alignment with the drivers of the business to look at a monthly monetized user metric (that is, the number of users that pay iPass in a given month).  The company looks at this monetized user metric for both the Network and Platform components of its Enterprise Mobility Services and believes that this metric provides increased visibility into its business and its drivers.  Accordingly, along with the new revenue reporting discussed above, beginning with the first quarter 2010 reporting, iPass now reports the key operating metric of Average Monthly Monetized Users.

Following are selected key operating metrics for the second quarter of 2010:

	Q2’10	Q1’10	Q2’09
Average Monthly Monetized Users(1)	657,000	683,000	701,000
Network	209,000	211,000	243,000
Platform	586,000	612,000	610,000
Monthly Order Value(2)	$367,000	$404,000	$310,000
______________
(1)	The number of Average Monthly Monetized Users means the average number of users per month, during the quarter, for which a fee was billed by iPass to a customer for such users.
(2)
Monthly Order Value represents the amount of new contractually committed monthly fees.  It is a measure of incremental dollar value iPass contracted with customers in a period and is an indicator of the company’s success in signing new customers to contractual commitments and signing existing customers to higher contractual commitments.

The decline in Network Average Monthly Monetized Users from Q1 and from the prior year was primarily due to the anticipated decline in dial-up users as customers transition to higher-bandwidth technologies.  The decline in Platform Users in Q2 2010 was due to a customer who continues to pay an annual platform fee but transitioned to a smaller traveling user footprint on the legacy 3.X client during the quarter.

iPass also uses additional metrics in tracking and evaluating its business including the number of 3G subscriptions and Network Gross Margin.  iPass reports 3G subscriptions in order to provide visibility into the types of users that are using its Network Services.  During the second quarter of 2010, the total number of 3G users increased to 39,000 users at June 30, 2010.  This compares to approximately 37,000 users as of March 31, 2010 and 31,000 users as of June 30, 2009.

iPass uses Network Gross Margin as a metric to assist it in assessing the profitability of its various Network Services.  Network Gross Margin is defined as EMS Network Revenue plus MNS Revenue less Network Access Costs, divided by EMS Network Revenue plus MNS Revenue.  Network Gross Margin for the second quarter of 2010 was 44.5% compared to 47.3% for the first quarter of 2010 and 53.0% for the second quarter of 2009.  The decline in Network Gross Margin in Q2 2010 was due to the decline in high-margin revenues from dial-up and minimum commitment revenue as well as increased Network Access Costs as a result of higher 3G usage in the quarter.

Q2 2010 Users Presented Under Legacy Metric

For comparative and transition purposes, iPass believes it would be helpful to also provide the second quarter 2010 user information based on the legacy metric methodology, as follows:

	Q2’10	Q1’10	Q2’09
Total iPassConnect Users
Broadband	285,000	278,000	293,000
Dial-up	45,000	56,000	110,000
Total iPass On-Network	330,000	334,000	403,000
Total iPass Off-Network	743,000	792,000	795,000
Total iPassConnect Users	1,073,000	1,126,000	1,198,000

Outlook For the Third Quarter of 2010

For the third quarter of 2010, ending September 30, 2010, the company anticipates revenue and net income (loss) per share results on a GAAP and non-GAAP basis to be in the following ranges:

Total Revenue:	$35.0 – 38.0 million
GAAP net income (loss) per share:	($0.09) – ($0.05)
Non-GAAP net income (loss) per share:	($0.08) – ($0.04)

The difference between the projected GAAP net loss per share and the projected non-GAAP net loss per share of approximately $0.01 per share in the third quarter of 2010 is based on expected stock compensation expenses and restructuring charges totaling $0.4 million and amortization of intangible assets of $0.1 million which, when divided by an expected 57.2 million shares outstanding, results in the $0.01 per share difference.

Conference Call

iPass will host a live conference call today to discuss its financial results, outlook and business activities at 2:00 PM Pacific Time (5:00 PM Eastern Time). The conference call will be accessible by telephone direct dial at +1 (617) 597-5328 with a participant passcode of 98510592.

The conference call will also be available live via webcast on the company’s web site at http://investor.ipass.com. The webcast will be available for replay until iPass reports its third quarter 2010 results.

The dial-in number for a telephone replay of the conference call is +1 (617) 801-6888 and will be available until September 30, 2010. The passcode for the replay is 12201266.

Cautionary Information About Forward-Looking Statements

The statements in this press release regarding iPass’ belief that its new open Mobile Platform provides a compelling and value-focused set of integrated mobility offerings to the enterprise and to channel and carrier partners, iPass’ belief that its new Open Mobile Platform and functionality are central to evolving its business model from a network service centric model to a value-added platform business that sells enterprise mobility services via a cloud-based infrastructure, iPass’ belief that some near-term victories suggest that the company is making good progress, and iPass’ projections of its third quarter 2010 financial results under the caption " Outlook for the Third Quarter of 2010" in this press release are forward-looking statements. Actual results may differ materially from the expectations contained in these statements due to a number of risks and uncertainties, including: the risk that current poor economic conditions and reduction in business travel will have a greater negative impact on iPass than it predicts; the risk that iPass’ new software platform does not achieve customer acceptance or does so slower than iPass predicts; the risk that iPass will experience unexpected technical or other delays in the implementation of added functionality to its new software platform; the risk that iPass may not be able to generate revenue from new services if market acceptance of those new services is not as iPass expects; the risk that the rate of decline in use of narrowband/dial technology as a means of enterprise connectivity may be faster than iPass predicts; the risk that iPass will not be able to generate broadband revenues in the manner expected; rapidly emerging changes in the nature of markets served by iPass, which may not be compatible with iPass' services; increased competition, which may cause pricing pressure on the fees iPass charges; the risk that iPass could unexpectedly lose current integrated broadband access points if one or more current broadband access point providers perceive iPass’ services to be competing with the provider’s services in a manner that renders the relationship with iPass detrimental to the provider; and the risk that iPass may not be able to establish additional relationships with broadband access point providers, including providers of 2.5G/3G/4G Mobile Data, at the level iPass expects and if it is unable to negotiate such relationships on terms acceptable to both iPass and the providers on the timeframe iPass currently expects for any number of reasons, including perceived competition with the providers.  Detailed information about these and other factors that could potentially affect iPass' business, financial condition and results of operations are included in iPass’ Annual Report on Form 10-K for the year ended December 31, 2009 filed on March 16, 2010, Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 filed on April , 2010 and available at the SEC's Web site at www.sec.gov. iPass undertakes no responsibility to update the information in this press release if any forward-looking statement later turns out to be inaccurate.

Information Regarding Non-GAAP Financial Measures
This press release contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (GAAP). iPass management evaluates and makes operating decisions using various performance measures. In addition to iPass’ GAAP results, the company also considers non-GAAP net income (loss) and Adjusted EBITDA.  iPass further considers various components of non-GAAP net income (loss) such as non-GAAP earnings (loss) per diluted share.

GAAP net income (loss) is generally based on the following components: revenues, network access expenses, network operations, research and development, sales and marketing, general and administrative expenses and certain tax charges. Management considers all of these components when evaluating the company’s ongoing core operating performance.

Non-GAAP net income (loss) consists of GAAP net income (loss) excluding equity plan-related compensation expenses, restructuring charges, and certain state sales tax and other tax charges, and amortization of intangible assets, which are charges, adjustments and gains which management does not consider reflective of the company’s core operating business.

Equity plan-related compensation expenses represent the fair value of all share-based payments to employees, including grants of employee stock options, as required ASC 718 Compensation – Stock Compensation. Restructuring charges consist of severance and benefits, excess facilities and asset-related charges, also include strategic reallocations or reductions of personnel resources and certain contract termination charges. Intangible assets consist primarily of purchased technology, trade names, customer relationships, employment agreements and other intangible assets issued in connection with acquisitions. The state sales and other tax items include charges associated with unremitted state sales taxes, interest and penalties thereon. Revenue adjustments related to the correction of historical billing errors are reductions in revenue due to the company’s determination that revenue was incorrectly recorded in prior periods from errors in billing.

The company defines Adjusted EBITDA as net income (loss) before interest, income taxes, depreciation and amortization, restructuring charges, certain state sales and other tax items and stock compensation expense.

For purposes of comparability across other periods and with other companies in the company’s industry, the company reports non-GAAP net income (loss) as adjusted by the amount of additional taxes or tax benefit that the company would accrue using a normalized effective tax rate applied to the non-GAAP results.

Non-GAAP net income (loss), and Adjusted EBITDA are supplemental measures of the company’s performance that are not required by, nor presented in accordance with, GAAP.  Moreover, they should not be considered as an alternative to net income, or any other performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities or as a measure of the company’s liquidity. The company presents non-GAAP net income (loss), and Adjusted EBITDA because the company considers them to be important supplemental measures of the company’s performance.

Management excludes from its non-GAAP net income (loss) certain recurring items to facilitate its review of the comparability of the company's core operating performance on a period to period basis because such items are not related to the company's ongoing core operating performance as viewed by management. Management uses non-GAAP operating expenses as one of the components for measurement of incentive compensation. Management uses this view of the company’s operating performance for purposes of comparison with its business plan and individual operating budgets and allocations of resources. Additionally, when evaluating potential acquisitions, management excludes the items described above from its consideration of target performance and valuation. More specifically, management adjusts for the following excluded items:

a) stock compensation expense;
b) restructuring and other charges;
c) amortization charges for purchased technology and other intangible assets resulting from the company's acquisition transactions;
d) material non-recurring charges, such as certain state sales tax charges, ; and

Management adjusts for the excluded items because management believes that, in general, these items possess one or more of the following characteristics: their magnitude and timing is largely outside of the company's control; they are unrelated to the ongoing operation of the business in the ordinary course; they are unusual or infrequent and the company does not expect them to occur in the ordinary course of business; or they are non-operational, or non-cash expenses involving stock option grants.

iPass believes that the presentation of these non-GAAP financial measures is useful to the investors for several reasons:

1) Such non-GAAP financial measures provide an additional analytical tool for understanding the company's financial performance by excluding the impact of items which may obscure trends in the core operating performance of the business;

2) Since the company has historically reported non-GAAP results to the investment community, the company believes the inclusion of non-GAAP numbers provides consistency and enhances investors' ability to compare the company's performance across financial reporting periods;

3) These non-GAAP financial measures are employed by the company's management in its own evaluation of performance and are utilized in financial and operational decision making processes, such as budget planning and forecasting; and

4) These non-GAAP financial measures facilitate comparisons to the operating results of other companies in the company’s industry, which use similar financial measures to supplement their GAAP results, thus enhancing the perspective of investors who wish to utilize such comparisons in their analysis of the company's performance.

Set forth below are additional reasons why specific items are excluded from the company's non-GAAP financial measures:

a) While stock compensation calculated in accordance with ASC 718 constitutes an ongoing and recurring expense of the company, it is not an expense that typically requires or will require cash settlement by the company. The company therefore excludes these charges for purposes of evaluating core performance as well as with respect to evaluating any potential acquisition;

b) Restructuring and other charges are primarily related to severance costs, disposition of excess facilities and termination of certain contracts driven by modifications of business strategy. These costs are excluded because they are inherently variable in size, and are not specifically included in the company's annual operating plan and related budget due to the rapidly changing facts and circumstances typically associated with such modifications of business strategy;

c) Amortization charges for purchased technology and other intangible assets are excluded because they are inconsistent in amount and frequency and are significantly impacted by the timing and magnitude of the company's acquisition transactions. The company analyzes and measures the company’s operating results without these charges when evaluating the company’s core performance. Generally, the impact of these charges to the company's net income (loss) tends to diminish over time following an acquisition; and

d) Material non-recurring charges such as certain state sales tax charges are excluded because of their infrequent nature, they are not expected to occur in the ordinary course of business and are not used for the purpose of evaluating the company’s core performance.

The company believes Adjusted EBITDA is useful as a supplemental measure of the performance of the company's operations because it helps investors evaluate and compare the results of operations from period to period by removing the accounting impact of the company's financing strategies, tax provisions, and depreciation and amortization, restructuring charges, material non-recurring sales tax and related charges and stock based compensation expense.

As stated above, the company presents non-GAAP financial measures because it considers them to be important supplemental measures of performance. However, non-GAAP financial measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for the company's GAAP results. In the future, the company expects to incur expenses similar to the non-GAAP adjustments described above and expects to continue reporting non-GAAP financial measures excluding such items. Some of the limitations in relying on non-GAAP financial measures are:

    --  The company's stock option and stock purchase plans are important components of incentive compensation arrangements and will be reflected as expenses in the company’s GAAP results for the foreseeable future under ASC 718.

    -- Amortization of intangibles, though not directly affecting iPass’ current cash position, represents the loss in value as the technology in the company’s industry evolves, is advanced or is replaced over time. The expense associated with this loss in value is not included in the non-GAAP net income (loss) presentation and therefore does not reflect the full economic effect of the ongoing cost of maintaining the company’s current technological position in the company’s competitive industry which is addressed through the company’s research and development program.

    -- Other companies, including other companies in iPass’ industry, may calculate non-GAAP financial measures differently than the company, limiting their usefulness as a comparative measure.

Pursuant to the requirements of SEC Regulation G, a detailed reconciliation between the company's GAAP and non-GAAP financial results is provided in this press release. Investors are advised to carefully review and consider this information strictly as a supplement to the GAAP results that are contained in this press release and in the company's SEC filings.

Attached to this press release is a reconciliation of GAAP to non-GAAP financial measures for all periods presented in this press release.

About iPass Inc.
Founded in 1996, iPass (NASDAQ: IPAS) is a leading provider of enterprise mobility services with 3,500 customers, including more than 420 of the Forbes Global 2000. The company's mission is to be the voice of the enterprise in the market for mobility services by providing solutions that simply, smartly and openly facilitate access from any device on any network, while providing the visibility and control necessary to contain spiraling mobility costs, maximize mobile user productivity and maintain security in a world where consumers drive enterprise IT. For more information, visit www.iPass.com or follow iPass on Twitter at www.twitter.com/iPass.

CONTACT:
iPass Investor Relations
ir@ipass.com
650-232-4317

NOTE: iPass® is a registered trademark of iPass Inc.

IPASS INC.
 CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2010	December 31, 2009
	(Unaudited, in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$32,853	$37,973
Short-term investments	—	3,799
Accounts receivable, net of allowance for doubtful accounts of $1,304 and $1,140, respectively	26,692	27,023
Prepaid expenses and other current assets	7,825	7,726
Total current assets	67,370	76,521
Property and equipment, net	4,768	5,044
Intangible assets, net	549	836
Other assets	7,351	7,162
Total assets	$80,038	$89,563
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$13,211	$15,179
Accrued liabilities	16,995	18,491
Deferred revenue, short-term	4,565	5,181
Total current liabilities	34,771	38,851
Deferred revenue, long-term	1,543	1,764
Other long-term liabilities	820	962
Total liabilities	37,134	41,577
Stockholders’ equity:
Common stock	58	62
Additional paid-in capital	210,921	214,056
Accumulated deficit	(168,075)	(166,132)
Total stockholders’ equity	42,904	47,986
Total liabilities and stockholders’ equity	$80,038	$89,563

IPASS INC.
 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
	(Unaudited, in thousands, except share and per share amounts)
Revenues	$39,083	$43,704	$79,461	$88,346
Cost of revenues and operating expenses:
Network access costs	18,843	17,982	37,267	36,640
Network operations	7,000	7,542	14,328	15,233
Research and development	3,245	3,463	6,644	7,239
Sales and marketing	5,889	7,175	12,398	15,186
General and administrative	5,361	6,269	11,031	12,087
Restructuring charges	118	47	287	3,381
Amortization of intangible assets	77	345	287	690
Total operating expenses	40,533	42,823	82,242	90,456
Operating income (loss)	(1,450)	881	(2,781)	(2,110)
Interest income	20	174	37	428
Foreign exchange gains (losses) and other income (expenses)	245	(23)	618	(221)
Income (loss) before income taxes	(1,185)	1,032	(2,126)	(1,903)
Provision for (benefit from) income taxes	29	57	(183)	135
Net income (loss)	$(1,214)	$975	$(1,943)	$(2,038)

Net income (loss) per share:
Basic	$(0.02)	$0.02	$(0.03)	$(0.03)
Diluted	$(0.02)	$0.02	$(0.03)	$(0.03)
Number of shares used in per share calculations:
Basic	58,842,065	62,670,583	59,711,674	62,598,521
Diluted	58,842,065	62,826,686	59,711,674	62,598,521

IPASS INC.
 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended June 30,
	2010	2009
	(Unaudited, in thousands)
Cash flows from operating activities:
Net loss	$(1,943)	$(2,038)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Stock compensation	856	1,020
Amortization of intangible assets	287	690
Depreciation, amortization and accretion	1,770	2,416
Loss on disposal of property and equipment	3	6
Provision for doubtful accounts	607	968
Changes in operating assets and liabilities:
Accounts receivable	(276)	1,991
Prepaid expenses and other current assets	(99)	481
Other assets	489	(81)
Accounts payable	(1,929)	(1,090)
Accrued liabilities	(1,496)	(526)
Deferred revenues	(837)	(310)
Other liabilities	(142)	(255)
Net cash provided by (used in) operating activities	(2,710)	3,272
Cash flows from investing activities:
Purchases of short-term investments	—	(42,981)
Maturities of short-term investments	3,778	53,216
Purchases of property and equipment	(1,515)	(1,451)
Restricted cash pledged for letter of credit	(678)	—
Net cash provided by investing activities	1,585	8,784
Cash flows from financing activities:
Proceeds from issuance of common stock	163	90
Cash used in repurchase of common stock	(4,158)	—
Net cash provided by (used in) financing activities	(3,995)	90
Net increase (decrease) in cash and cash equivalents	(5,120)	12,146
Cash and cash equivalents at beginning of period	37,973	33,077
Cash and cash equivalents at end of period	$32,853	$45,223
Supplemental disclosures of cash flow information:
Net cash paid (refund) for taxes	$(994)	338
Accrued amounts for acquisition of property and equipment	633	111

IPASS INC.
RECONCILIATION OF GAAP TO NON-GAAP KEY FINANCIAL METRICS

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2010	2010	2009	2010	2009
	(Unaudited, in thousands, except share and per share amounts)

(a) Stock compensation included in the expense line items:
Network operations	$51	$94	$297	$145	$430
Research and development	20	70	114	90	218
Sales and marketing	47	121	(303)	168	(173)
General and administrative	228	225	312	453	545
Total amortization of stock-based compensation	$346	$510	$420	$856	$1,020

A reconciliation between net income (loss) on a GAAP basis and non-GAAP net income (loss), net of tax effect, is as follows:
GAAP net income (loss)	$(1,214)	$(729)	$975	$(1,943)	$(2,038)
(a) Amortization of stock compensation	346	510	420	856	1,020
(b) Restructuring charges	118	169	47	287	3,381
(c) Amortization of intangibles	77	210	345	287	690
(d) Certain state sales and federal tax items	50	-	-	50	-

Non-GAAP net income (loss)	$(623)	$160	$1,787	$(463)	$3,053

A reconciliation between net (loss) per diluted share on a GAAP basis and non-GAAP net income (loss) per diluted share, net of tax effect, is as follows:
GAAP diluted net income (loss) per share	$(0.02)	$(0.01)	$0.02	$(0.03)	$(0.03)
Per share effect of stock compensation, restructuring charges, amortization of intangibles and sales tax and related charges			0.01	0.02	0.08
Non-GAAP diluted net income (loss) per share	$(0.01)	$0.00	0.03	(0.01)	0.05
Non-GAAP diluted shares	58,842,065	60,778,455	62,282,771	59,711,674	62,066,360

A Reconciliation of net income (loss) to adjusted EBITDA is as follows:
GAAP net income (loss)	$(1,214)	$(729)	$975	$(1,943)	$(2,038)
(a) Amortization of stock compensation	346	510	420	856	1,020
(b) Restructuring charges	118	169	47	287	3,381
(c) Amortization of intangibles	77	210	345	287	690
(d) Certain state sales and federal tax items	50	-	-	50	-
(e) Interest income	(20)	(17)	(174)	(37)	(428)
(f) Provision for (benefit from) income taxes	29	(212)	57	(183)	135
(g) Depreciation of property and equipment	822	929	1,104	1,751	2,340
Adjusted EBITDA	$208	$860	$2,774	$1,068	$5,100